UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 August 13, 2002
                                 ---------------
                           Date of Filing of Form 8-K

                                  March 1, 2002
                                  -------------
                Date of Report (Date of earliest event reported)

                            nSTOR TECHNOLOGIES, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in its Charter)

       DELAWARE                        0-8354                    95-2094565
       --------                        ------                    -----------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)


                               10140 MESA RIM ROAD
                           SAN DIEGO, CALIFORNIA 92121
                           ---------------------------
                    (Address of principal executive offices)

                                 (858) 453-9191
                                 --------------
              (Registrant's telephone number, including area code)

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

This Form 8-K/A amends the information contained in Item 7 of the Form 8-K filed by the Registrant with the Commission on June 21, 2002.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

a)      Financial Statements of Business Acquired

        Report of Independent Accountants dated March 22, 2002 and the accompanying balance sheets of Stonehouse Technologies, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 2001 and 2000

        Balance sheet of Stonehouse Technologies, Inc. as of March 31, 2002 and the related statements of operations and cash flows for the three months ended March 31, 2002 (unaudited)

b)      Pro Forma Financial Information

        nStor Technologies, Inc. and Subsidiaries Unaudited Proforma Condensed Combined Financial Statements

c)      Exhibits

        None


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   nStor Technologies, Inc.

                                                   /s/ Jack Jaiven
                                                   ----------------------------
                                                   Jack Jaiven
                                                   Vice President and Treasurer

                          Stonehouse Technologies, Inc.

                        Report of Independent Accountants
                                       and

                              Financial Statements

  December 31, 2001 and 2000 and for the Years ended December 31, 2001 and 2000

Independent Auditors' Report

To the Board of Directors of
Stonehouse Technologies, Inc.

We have audited the accompanying balance sheets of Stonehouse Technologies, Inc. (the "Company") as of December 31, 2001 and 2000 and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stonehouse Technologies, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  BDO Seidman, LLP
Los Angles, California

March 22, 2002

                          Stonehouse Technologies, Inc.
                                 Balance Sheets

 December 31,                                              2001           2000
--------------------------------------------------------------------------------
 Assets

 Current assets
         Cash                                           $  411,394   $  819,135
         Accounts receivable, net of allowance for
           doubtful accounts of $76,940 and $86,565,
           respectively                                  1,041,980    1,051,418
         Receivable from affiliate (Note 7)                313,344    1,298,596
         Inventory                                               -       18,780
         Prepaid expenses                                  108,306      160,136
 -------------------------------------------------------------------------------
 Total current assets                                    1,875,024    3,348,065
 -------------------------------------------------------------------------------
 Property and equipment, net (Note 3)                      177,534      130,516

 Deferred tax asset (Note 5)                               524,394      524,394

 Goodwill, net of accumulated amortization of $656,409
     and $455,156, respectively                          4,880,392    5,081,646
 -------------------------------------------------------------------------------
                                                        $7,457,344   $9,084,621
 ===============================================================================

Liabilities and Stockholder's Equity

 Current liabilities
         Accounts payable and accrued liabilities       $  860,211   $  600,407
         Deferred revenue                                1,861,077    2,060,603
         Payable to affiliates                               5,341        3,097
         Line of credit (Note 4)                           200,000            -
 -------------------------------------------------------------------------------
 Total current liabilities                               2,926,629    2,664,107
 -------------------------------------------------------------------------------
 Commitments and contingencies (Notes 8 and 9)

 Stockholder's Equity (Note 6)
   Common stock - no par value; 25,000,000 shares
     authorized 16,000,000 shares issued and
     outstanding                                                 -            -
   Additional paid-in capital                            7,567,139    6,627,139
   Accumulated deficit                                  (3,036,424)    (206,625)
 -------------------------------------------------------------------------------
 Total stockholder's equity                              4,530,715    6,420,514
 -------------------------------------------------------------------------------
                                                        $7,457,344   $9,084,621
 ===============================================================================


                                 See accompanying notes to financial statements.

                          Stonehouse Technologies, Inc.
                            Statements of Operations


Years ended December 31,                              2001               2000
--------------------------------------------------------------------------------
Revenues                                          $ 6,608,049       $ 7,269,550

Cost of sales, including depreciation
  of $57,444 and $107,531, respectively             3,698,892         4,083,705
--------------------------------------------------------------------------------
Gross margin                                        2,909,157         3,185,845
--------------------------------------------------------------------------------
Operating expenses
  Other operating expenses                          2,630,993           902,924
  Sales and marketing expenses                      1,972,900         1,141,948
  Research and development                            939,776         1,188,944
  Goodwill amortization                               201,253           201,253
--------------------------------------------------------------------------------
                                                    5,744,922         3,435,069
--------------------------------------------------------------------------------
Operating loss                                     (2,835,765)         (249,224)

Other (income) and expense
  Interest expense                                          -               (38)
  Interest income                                       5,966            20,162
--------------------------------------------------------------------------------
                                                        5,966            20,124
--------------------------------------------------------------------------------
Loss before income taxes                           (2,829,799)         (229,100)

Income tax (benefit) (Note 5)                               -            (1,000)
--------------------------------------------------------------------------------
Net loss                                          $(2,829,799)      $  (228,100)
================================================================================


                                 See accompanying notes to financial statements.

                          Stonehouse Technologies, Inc.
                        Statement of Stockholders' Equity


                                         Additional     Retained
                               Common      Paid-in      Earnings
                               Stock       Capital      (Deficit)      Total
 -------------------------------------------------------------------------------
 Balance, January 1, 2000     $     -    $6,627,139   $    21,475    $6,648,614

 Net loss                           -             -      (228,100)     (228,100)
 -------------------------------------------------------------------------------
 Balance, December 31, 2000         -     6,627,139      (206,625)    6,420,514

 Contributed capital from
   Pacific USA                      -       920,000             -       920,000

 Stock compensation due to
   issuance of warrants             -        20,000             -        20,000

 Net loss                           -             -    (2,829,799)   (2,829,799)
 -------------------------------------------------------------------------------
 Balance, December 31, 2001   $     -    $7,567,139   $(3,036,424)   $4,530,715
================================================================================


                                 See accompanying notes to financial statements.

                          Stonehouse Technologies, Inc.
                            Statements of Cash Flows

Increase (Decrease) in Cash

Years ended December 31,                                 2001            2000
--------------------------------------------------------------------------------
Cash flows from operating activities

  Net loss                                           $(2,829,799)   $  (228,100)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Issuance of warrants for services rendered            20,000              -
    Depreciation and amortization                        287,191        320,077
    Deferred income taxes                                      -         (1,000)
    Changes in operating assets and liabilities:
      Accounts receivable                                  9,438        551,057
      Receivable from affiliate                          987,496              -
      Inventory                                           18,780          9,280
      Prepaid expenses                                    51,830         45,204
      Accounts payable and accrued liabilities           259,804        (58,896)
      Deferred revenue                                  (199,526)       (78,542)
--------------------------------------------------------------------------------
Net cash provided by (used in) operating activities   (1,394,786)       559,080
--------------------------------------------------------------------------------
Cash flows from investing activities
  Purchase of property and equipment                    (132,955)       (67,852)
--------------------------------------------------------------------------------
Net cash used in investing activities                   (132,955)       (67,852)
--------------------------------------------------------------------------------
Cash flows from financing activities
  Advances to affiliates, net                                  -         (5,232)
  Capital contributions                                  920,000              -
  Advances to parent                                           -     (1,298,596)
  Borrowings on line of credit                           200,000              -
--------------------------------------------------------------------------------
Net cash provided by (used in) financing activities    1,120,000     (1,303,828)
--------------------------------------------------------------------------------
Decrease in cash                                        (407,741)      (812,600)

Cash, beginning of year                                  819,135      1,631,735
--------------------------------------------------------------------------------
Cash, end of year                                    $   411,394    $   819,135
================================================================================
Supplementary disclosure of cash flow information
 Cash paid for:
    Interest                                         $         -    $        38
================================================================================


                                 See accompanying notes to financial statements.

                          Stonehouse Technologies, Inc.
                          Notes to Financial Statements


1.     Organization and Business

       Stonehouse Technologies, Inc. ("Stonehouse" or the "Company") is engaged in the design, sale (of both product and subscription service), maintenance and support of telecommunications management software. The Company also provides consulting services and sells computer hardware in conjunction with software sales, primarily in the United States. On April 1, 1996, all of the Company's outstanding capital stock was acquired by Pacific Technology Services, Inc. ("PTS"), a wholly-owned subsidiary of Pacific Technology Group, Inc. ("PTG"), which is 100% owned by Pacific USA Holdings Corp. ("Pacific USA"). In March 2000, PTS sold 20% of its interest in the Company to Venturelink Holdings, a majority-owned subsidiary of Pacific USA. During 2001, PTS transferred its remaining 80% interest in the Company to PTG. The ultimate parent company is Pacific Electric Wire & Cable Company, Ltd. ("PEWC") based in Taiwan.

       During 2001, the Company experienced significant changes in its top management. In connection with these changes, throughout most of 2001, the Company's expenses were significantly higher than normal, pursuant to the expansion plans implemented by new management. Prior to December 31, 2001, the Company determined that these new plans were not in the best interest of the Company. As a result, the Company's previous CEO reassumed the CEO duties and has committed to bring expenses in line with revenues.

       The   Company's   management   believes   that   the   Company   will  be
       self-sustainable in the near future. However, the Company's parent, Pacific USA Holdings Corp, is substantially dependent on continued financial support from PEWC. PEWC has committed to provide continued
       financial support to Pacific USA and its subsidiaries, including Stonehouse, for at least another year and one day from the auditors report date.

2.     Summary of Significant Accounting Policies

       Revenue Recognition

       Revenues from computer software sales are recognized upon execution of a contract and shipment of the software provided that the product is accepted by the customer. Consulting revenues are recognized when services are performed. Revenues on long-term development contracts are deferred at time of sale, and using the percentage-of-completion method are recognized based upon hours incurred as a percentage of estimated total hours. Maintenance revenues for customer support and product updates are deferred at the time of sale and are included in income on a pro-rata basis over the term of the maintenance agreement.

       Property and Equipment

       Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, ranging from three to seven years.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance.

       Reclassification

       Certain changes in classification have been made to the prior year's consolidated financial statements to conform to the current presentation.

       Goodwill

       The excess of cost over the fair value of net assets acquired was recorded as goodwill and is amortized on a straight-line basis over thirty years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

       Stock-Based Compensation

       The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using the new measurement criteria.

       The Company currently uses the disclosure standards of SFAS 123 but accounts for stock based compensation using APB 25.

       Income Taxes

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       The Company files as part of a consolidated federal income tax return with Pacific USA. The Company and Pacific USA have entered into a tax sharing agreement whereby taxes are computed as if the Company filed a separate tax return. Such agreement allows Pacific USA to utilize all net operating tax losses realized by the Company.

       New Accounting Pronouncements

       In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

       SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

       The Company has not  determined  the impact of adopting  SFAS 141 or SFAS
       142.

       The October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company believes the adoption of this statement will have no material impact on its financial statements.

3.     Property and Equipment

       Property and equipment are summarized as follows at December 31:

       December 31,                                        2001          2000
       -------------------------------------------------------------------------

       Office equipment                                 $  32,420     $  20,144
       Furniture and fixtures                              63,919        91,496
       Transportation equipment                            56,576        45,620
       Computer equipment and software                    217,556       641,162
       Leasehold improvements                               3,338             -
       -------------------------------------------------------------------------
                                                          373,809       798,422
       Accumulated depreciation and amortization         (196,275)     (667,906)
       -------------------------------------------------------------------------
                                                        $ 177,534     $ 130,516
       =========================================================================

4.     Line of Credit

       The Company has a $500,000 revolving line of credit with a bank payable upon demand, bearing interest at a rate of the bank's prime rate plus 1%. Amounts borrowed pursuant to this line of credit are secured by accounts receivable and certain other assets of the Company and are guaranteed by Pacific USA. The outstanding principal at December 31, 2001 and 2000 was $200,000 and $0, respectively, with a corresponding interest rate of 5.75%.

5.     Income Tax

       At December 31, 2001, the Company has net operating loss carry forwards of approximately $4,182,000 for federal income tax purpose, which expire through 2021.

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 consisted of $1,421,965 primarily from net operating loss carryforwards offset by a valuation allowance of $897,571, resulting in a net deferred tax asset of $524,394.

       Based on the ability of the Company to generate future taxable income through operations, management believes more likely than not that the Company will realize the benefits of the net deferred tax asset in future periods.

6.     Transactions in Stockholders' Equity

       In February 2001, a 21.77226221-to-1 stock split in the form of a stock dividend was approved by the Board of Directors of the Company, which would have resulted in 5,000,000 common shares issued and outstanding. However, rights to receive 1,000,000 common shares were waived. Accordingly, only 4,000,000 shares were issued and outstanding after this split. In February 2001, a 4-to-1 stock split was also approved. After these splits (which were effected through stock dividends to existing shareholders at the date of the split) and waivers, there were 16,000,000 shares issued and outstanding and the prior year's common shares issued and outstanding has been retroactively restated.

       In February 2001, the Company's Board of Directors approved a stock option plan. The maximum number of shares that may be purchased pursuant to the plan is 3,800,000. Options granted under the plan are generally considered incentive stock options. However, to the extent that options become exercisable by any participant for shares having a fair market value in excess of $100,000, the portion of such options that exceeds such amount will be treated as non-statutory stock options. Options granted under the plan vest in equal monthly increments over a period of 4 years, with the first 3 months vesting 90 days after the grant date, and are exercisable for 7 years after the date of grant at an exercise price of $0.32 per share.

       The following table summarizes the activity under the Company's stock option plan:

                                                                       Price
                                                           Number       Per
       Year ended December 31, 2001                      of Shares     Share
       -------------------------------------------------------------------------
       Options outstanding, beginning of year                   -  $        -
          Granted                                       2,596,200        0.32
          Cancelled/expired                             1,546,140        0.32
       -------------------------------------------------------------------------
       Options outstanding, end of year                 1,050,060  $     0.32
       -------------------------------------------------------------------------
       Options exercisable, end of year                   511,556  $     0.32
       =========================================================================
       Weighted average fair value of options granted              $     0.10
       =========================================================================

       All outstanding options were granted on February 19, 2001 and, as of December 31, 2001, had a remaining contractual life of 6.13 years.

       The Company has elected to account for its stock-based compensation plans under APB No. 25 and has therefore recognized no compensation expense in the accompanying consolidated financial statements for stock-based employee awards granted as the exercise price for all employees options was equal to the estimated fair value of the Company's common stock on the date of grant. Additionally, the Company has computed for pro forma disclosure purposes the value of all options granted during 2001, using the Black-Scholes option pricing model with the following weighted average assumptions:

              Risk free interest rate                                      5.23%
              Expected dividend yield                                          -
              Expected lives                                             5 years
              Expected volatility                                             0%

       If the Company had accounted for its stock-based compensation plans using a fair value method of accounting, the Company's net loss would have been as follows for the year ended December 31, 2001:

              Net loss:
                 As reported                                       $ (2,829,799)
                 Pro forma                                         $ (2,869,177)

       The effects of applying SFAS No. 123 for providing pro forma disclosures for 2001 are not likely to be representative of the effects on reported net loss for future years, because options vest over several years and additional awards generally are made each year.

7.     Related Party Transactions

       In 2000, the Company provided funds to PTS, resulting in a receivable of $1,298,596 at December 31, 2000. At December 31, 2001, this receivable has been reduced to $313,344.

       In March 2000, PUSA entered into a sale leaseback transaction, which involved certain subsidiary assets, including many fixed assets of the Company. Management has elected to disclose the sale leaseback transaction on the financials of PUSA, and continue to report these fixed assets and the related depreciation on the financials of the Company.

       In October 2000, the Company distributed its Monies - communications cost
       management   software  to  Pacific  USA.  There  was  no  carrying  value associated with this software.

8.     Benefit Plan

       The employees of the Company are covered under the Pacific USA Holdings Corp. 401(k) Savings Plan. Upon completion of certain eligibility requirements, employees are allowed to contribute up to 15% of their annual compensation. The Company matches 50% of such contributions up to 6%. Contributions by the Company totaled $70,508 for the year ended December 31, 2001.

9.     Commitments and Contingencies

       Leases

       The Company leases office space and office equipment under a month-to-month arrangement with Pacific USA. Rent expense was approximately $406,013 and $267,000 for the years ended December 31, 2001 and 2000, respectively.

       The Company leases additional office space through 2002. The future minimum lease payments are $43,381 payable in 2002.

       Litigation

       The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

10.    Concentrations

       Approximately $2,789,266 and $3,771,000 of the Company's revenues were generated from three customers during 2001 and 2000, respectively. At December 31, 2001, one customer represents approximately 24% of the accounts receivable balance.

       From time to time, the Company maintains cash balances in excess of FDIC insured limits. The total cash balances are insured by the F.D.I.C. up to $100,000 per bank. The Company had cash balances on deposit that exceeded the balance insured by the F.D.I.C. in the amount of $405,632 at December 31, 2001.

11.    Subsequent Events (Unaudited)

       Pacific USA signed a letter of intent with nStor Technologies, Inc. ("nStor"), dated March 21, 2002 and amended April 30, 2002, whereby Pacific USA intends to sell 100% of the fully-diluted capital stock of the Company to nStor. The purchase price will consist of 1,000 shares of preferred stock convertible into 27,027,027 shares of nStor common stock (based on a fixed stock price of $0.37 per share and a total purchase price of $10,000,000) plus additional common shares, not to exceed
       8,687,258, contingent upon future net revenues exceeding a specified "threshold amount." The terms of the letter of intent are expected to be finalized later in a formal acquisition agreement.

                          Stonehouse Technologies, Inc.
                              Financial Statements
                                   (unaudited)
          March 31, 2002 and for the three months ended March 31, 2002

                          Stonehouse Technologies, Inc.
                                  Balance Sheet
                                 March 31, 2002
                                   (unaudited)
                             (dollars in thousands)

       Assets
       ------
       Current assets:
         Cash                                                     $   425
         Accounts receivable, net of allowances
           for doubtful accounts of $77                             1,050
         Receivable from affiliate                                    397
         Prepaid expenses                                             125
                                                                  -------
           Total current assets                                     1,997

       Property and equipment, net                                    156
       Deferred tax asset                                             524
       Goodwill, net of accumulated amortization of $656            4,880
                                                                  -------
                                                                  $ 7,557
                                                                  =======

       Liabilities and Stockholders' Equity
       ------------------------------------
       Current liabilities:
       Line of credit                                             $   200
       Accounts payable and accrued liabilities                     1,004
       Deferred revenue                                             1,564
       Payable to affiliates                                           65
                                                                  -------
         Total current liabilities                                  2,833
                                                                  -------
       Commitments and contingencies

       Stockholders' equity:
       Common stock - no par value:
         25,000,000 shares authorized; 16,000,000
         shares issued and outstanding                                  -
       Additional paid-in capital                                   7,567
       Retained deficit                                            (2,843)
                                                                  -------
            Total stockholder's equity                              4,724
                                                                  -------
                                                                  $ 7,557
                                                                  =======

                          Stonehouse Technologies, Inc.
                               Statement of Income
                        Three Months Ended March 31, 2002
                                   (unaudited)
                                 (in thousands)


       Revenues                                                    $1,915
       Cost of sales                                                  911
                                                                  -------
          Gross margin                                              1,004
                                                                  -------
       Operating expenses

         Sales and marketing expenses                                 276
         Research and development                                     196
         Other operating expenses                                     338
                                                                  -------
                                                                      810
                                                                  -------
       Operating income                                               194

       Other (income) expense
         Interest income                                               (3)
         Interest expense                                               3
                                                                  -------
       Income before income taxes                                     194
       Income tax expense                                               -
                                                                  -------
          Net income                                              $   194
                                                                  =======

                          Stonehouse Technologies, Inc.
                             Statement of Cash Flow
                        Three Months Ended March 31, 2002
                                   (unaudited)
                                 (in thousands)


       Cash flow from operating activities
         Net income                                               $   194
         Adjustments to reconcile net income to net
           cash provided by operating activities:
          Depreciation and amortization                                22
          Changes in operating assets and liabilities:
             Accounts receivable                                      293
             Prepaid expenses and other                               (16)
             Accounts payable and accrued liabilities                 143
             Deferred revenue                                        (297)
                                                                  -------
             Net cash provided by operating activities                339
                                                                  -------
       Cash flow from financing activities
         Advances to affiliates, net                                 (325)
                                                                  -------
        Net cash used in financing activities                        (325)
                                                                  -------
       Increase in cash                                                14
       Cash, beginning of period                                      411
                                                                  -------
       Cash, end of period                                        $   425
                                                                  =======

       Supplementary disclosure of cash flow information:
       Cash paid for interest                                     $     3
                                                                  =======

Notes to Financial Statements (unaudited)

1)      Business

        Stonehouse Technologies, Inc. ("Stonehouse" or the "Company") is engaged in the design, sale (of both product and subscription service), maintenance and support of telecommunications management software. The Company also provides consulting services and sells computer hardware in conjunction with software sales, primarily in the United States.

        During 2001, the Company experienced significant changes in its top management. In connection with these changes, throughout most of 2001, the Company's expenses were significantly higher than normal, pursuant to the expansion plans implemented by new management. Prior to December 31, 2001, the Company determined that these new plans were not in the best interest of the company. As a result, the Company's previous CEO reassumed the CEO duties and has committed to bring expenses in line with revenues.

2)      Significant Accounting Policies

               Revenue Recognition

        Revenues from computer software sales are recognized in accordance with Statement of Position 97-2, Software Revenue Recognition, and are recognized upon execution of a contract and shipment of the software, provided the product is accepted by the customer. Consulting revenues are recognized when services are performed. Revenues on long-term development contracts are deferred at time of sale, and using the percentage-of-completion method are recognized based upon hours incurred as a percentage of estimated total hours. Maintenance revenues for customer support and product updates are deferred at the time of sale and are included in income on a pro-rata basis over the term of the maintenance agreement.

               Goodwill

        The excess of cost over the fair value of net assets acquired was recorded as goodwill. Effective January 1, 2002, the Company implemented SFAS 142 which discontinued the amortization of unamortized goodwill (see Recent Authoritative Pronouncements).

               Recent Authoritative Pronouncements

        In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

        SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized.

        The Company has not determined the impact of adopting SFAS 141 or SFAS 142.

3.      Bank Line of Credit

        The Company has a $500,000 revolving line of credit with a bank that is payable upon demand, and bears interest at the bank's prime rate plus 1%. Amounts borrowed pursuant to this line of credit are secured by accounts receivable and certain other assets of the Company and are guaranteed by an affiliate of the Company, Pacific USA Holdings Corp. ("Pacific"). The outstanding principal at March 31, 2002 was $200,000 with an interest rate of 5.75%

4.      Income Taxes

        At December 31, 2001, the Company had net operating loss carry forwards (NOL's) of approximately $4 million for federal income tax purposes, which expire through 2021.

        The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 consisted of $1.4 million primarily from NOL's offset by a valuation allowance of $.9 million, resulting in a net deferred tax asset of $.5 million. Accordingly, no income tax provision was required on the Company's pre-tax income for the three months ended March 31, 2002.

5.      Subsequent Event

        On June 7, 2002, 100% of the Company's outstanding capital stock was acquired by nStor Technologies, Inc. ("nStor") pursuant to a Stock Purchase Agreement between Pacific Technology Group, Inc., the Company's parent ("Parent"), Pacific, and nStor. The purchase price consisted of 22,500,000 shares of nStor's common stock and 1,000 shares of nStor's convertible preferred stock, which is convertible into an additional 4,527,027 shares of nStor common stock, subject to approval by nStor's shareholders. nStor may also issue contingent consideration to Parent of up to 8,687,258 additional shares of nStor common stock based upon future operating results of the Company.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements reflect the Company's acquisition (the "Acquisition") on June 7, 2002 of 100% of the outstanding capital stock of Stonehouse Technologies, Inc. ("Stonehouse") from Pacific Technology Group, Inc. ("Seller"). The purchase price consisted of 22,500,000 shares of the Company's common stock and 1,000 shares of Series L convertible preferred stock. The preferred stock is convertible into an additional 4,527,027 shares of the Company's common stock subject to shareholder approval. The Company may also issue contingent consideration to Seller of up to 8,687,258 additional shares of the Company's common stock based upon future operating results of Stonehouse. The statements are derived from and should be read in conjunction with the historical financial statements and notes thereto of the Company, as presented in the Company's Form 10-Q for the quarter ended March 31, 2002 and Annual Report on Form 10-K/A for the year ended December 31, 2001. They should also be read in conjunction with Stonehouse's historical financial statements, included elsewhere herein.

The Acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, with assets acquired and liabilities assumed recorded at fair value, and Stonehouse's operating results included in the Company's consolidated financial statements, effective as of the date of Acquisition.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and for the three months ended March 31, 2002 give effect to the Acquisition as if it had occurred as of January 1, 2001. The unaudited pro forma condensed combined balance sheet as of March 31, 2002 assumes the Acquisition was consummated on March 31, 2002. The pro forma adjustments are based on management's preliminary estimates of the value of tangible and intangible assets acquired, including a valuation of goodwill and certain other intangible assets performed by an independent valuation firm. However, those estimates could change as additional information becomes available or as additional events occur.

The unaudited pro forma financial information is not designed to represent and does not represent what the combined results of operations or financial position would have been had the Acquisition been completed as of the dates assumed, and is not intended to project the combined results of operations for any future period or the combined financial position as of any future date.

As shown in the  historical  Statement  of  Operations,  during 2001  Stonehouse incurred a net loss of $2,830,000, which represents a significant decline in operating results from prior years. During 2000, Stonehouse incurred a net loss of $228,000 and during 1999, Stonehouse realized net income of $114,000. These amounts are net of depreciation and amortization of $320,000 and $592,000, respectively. The 2001 loss reflects the implementation of a revised business plan beginning in February 2001, by a newly-employed business team, which contemplated substantial increases to marketing, sales and administrative programs, in order to significantly expand future revenues. Stonehouse subsequently determined that the new plan was not in its best interests and, as a result, during the fourth quarter of 2001, this plan was discontinued. Stonehouse's previous top executive reassumed the chief executive officer duties and the new business team and certain other employees were terminated in the fourth quarter of 2001 or early 2002. Stonehouse estimates that operating expenses in excess of $3 million related to the discontinued business plan were incurred in 2001. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 excludes the pro forma effect of the operating expense reductions implemented during the fourth quarter of 2001 and in early 2002 as a result of the discontinuation of the business plan, as well as certain additional expense reductions that are expected to result from the Acquisition.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                  BALANCE SHEET
                                 MARCH 31, 2002
                                   (unaudited)
                                 (in thousands)


                                          Historical                     Pro Forma
                                -----------------------------    -----------------------
                                    nStor        Stonehouse
                                Technologies    Technologies     Adjustments    Combined
                                -----------------------------    -----------------------
             ASSETS
             ------
Current assets:
  Cash                             $ 1,028        $   425         $     -      $ 1,453
  Accounts receivable, net           1,198          1,050               -        2,248
  Receivable from affiliate              -            331               -          331
  Inventories                          865              -               -          865
  Prepaid expenses and other           120            125               -          245
                                   -------        -------         -------      -------
     Total current assets            3,211          1,931               -        5,142

Property and equipment, net          1,183            156               -        1,339
Deferred tax asset                       -            524            (524)(a)        -
Goodwill and other intangible
  assets, net                        1,989          4,880          (4,880)(b)   11,533
                                                                    9,544 (c)
                                   -------        -------         -------      -------
                                   $ 6,383        $ 7,491         $ 4,140      $18,014
                                   =======        =======         =======      =======
             LIABILITIES
             -----------
Current liabilities:
  Borrowings                       $ 2,079        $   200         $     -      $ 2,279
  Accounts payable and other         4,210          1,003             486 (d)    5,699
  Deferred revenue                       -          1,564               -        1,564
                                   -------        -------         -------      -------
     Total current liabilities       6,289          2,767             486        9,542

Long-term debt                       3,600              -               -        3,600
                                   -------        -------         -------      -------
     Total liabilities               9,889          2,767             486       13,142
                                   -------        -------         -------      -------

Shareholders' (Deficit) Equity      (3,506)         4,724          (4,724)(e)    4,872
                                                                    8,378 (f)
                                   -------        -------         -------      -------
                                   $ 6,383        $ 7,491         $ 4,140      $18,014
                                   =======        =======         =======      =======



        See accompanying notes to unaudited proforma condensed combined financial statements.


                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                  (dollars in thousands, except per share data)

                                      Historical (audited)               Pro Forma
                                 -----------------------------    -----------------------
                                    nStor         Stonehouse
                                 Technologies    Technologies     Adjustments    Combined
                                 -----------------------------    -----------------------
Sales                               $17,886         $ 6,608       $    -         $24,494
Cost of sales                        15,837           3,699          (57)(g)      19,415
                                                                     (64)(h)
                                    -------         -------       ------         -------
    Gross  margin                     2,049           2,909          121           5,079
                                    -------         -------       ------         -------
Operating expenses:
  Selling, general
    and administrative               10,354           4,604         (227)(g)      14,678
                                                                     (53)(h)
  Research and development            3,579             940            -           4,519
  Depreciation and amortization       1,622             201          284 (g)       2,529
                                                                     422 (i)
                                    -------          ------       ------         -------
 Total operating expenses            15,555           5,745          426          21,726
                                    -------         -------       ------         -------
Loss from operations                (13,506)         (2,836)        (305)        (16,647)
Realized and unrealized losses
  on marketable securities, net        (811)              -            -            (811)
Interest expense                       (912)              -            -            (912)
Other income, net                       402               6            -             408
                                    -------         -------       ------         -------
Loss before preferred stock
  dividends, extraordinary
  items and induced conversion      (14,827)         (2,830)        (305)        (17,962)

Extraordinary gains from debt
  extinguishment                        869               -            -             869
                                    -------         -------       ------         -------
Net loss                            (13,958)         (2,830)        (305)        (17,093)

Preferred stock dividends            (1,560)              -            -          (1,560)
Induced conversion of convertible
  preferred stock                    (3,000)              -            -          (3,000)
                                    -------         -------       ------         -------
Net loss available to
  common stock                     ($18,518)       ($ 2,830)      ($ 305)       ($21,653)
                                    =======         =======       ======         =======
Basic and diluted net loss per
  common share:
   Loss before extraordinary
    items                          ($   .43)                                    ($   .33)
   Extraordinary gains                  .02                                          .01
                                    -------                                      -------
   Net loss per common share       ($   .41)                                    ($   .32)
                                    =======                                      =======
Weighted average number of
  common shares considered
  outstanding, basic and
  diluted                        44,832,503                    22,500,000(f)  67,332,503
                                 ==========                    ==========     ==========


         See accompanying notes to unaudited proforma condensed combined financial statements.


                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2002
                                   (unaudited)
                  (dollars in thousands, except per share data)


                                          Historical                     Pro Forma
                                -----------------------------    -----------------------
                                   nStor         Stonehouse
                                Technologies    Technologies     Adjustments    Combined
                                -----------------------------    -----------------------
Sales                              $ 1,559         $ 1,915       $    -          $ 3,474
Cost of sales                        1,675             911          (13)(g)        2,558
                                                                    (15)(h)
                                   -------         -------       ------          -------
     Gross (loss) margin              (116)          1,004           28              916
                                   -------         -------       ------          -------
Operating expenses:
  Selling, general and
   administrative                    1,530             611           (8)(g)        2,124
                                                                     (9)(h)
  Research and development             737             196            -              933
  Depreciation and amortization        243               -           21 (g)          369
                                                                    105 (i)
                                  --------         -------       ------          -------
     Total operating expenses        2,510             807          109            3,426
                                   -------         -------       ------          -------
(Loss) income from operations       (2,626)            197          (81)          (2,510)

Realized losses on marketable
  securities                        (1,329)              -                        (1,329)
Fair value of option granted
  to customer                         (670)              -            -             (670)
Interest expense                      (137)             (3)           -             (140)
Other expense, net                     (40)              -            -              (40)
                                   -------         -------       ------          -------
Net (loss) income available
  to common stock                 ($ 4,802)        $   194      ($   81)        ($ 4,689)
                                   =======         =======       ======          =======
Basic and diluted net loss
  per common share                ($   .04)                                     ($   .03)
                                   =======                                       =======

Weighted average number of
  common shares considered
  outstanding, basic
  and diluted                  114,940,708                    22,500,000(f)  137,440,708
                               ============                   ==========     ===========


         See accompanying notes to unaudited proforma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS



NOTE 1.    PURCHASE PRICE

The Company acquired 100% of the outstanding common stock of Stonehouse by issuing (i) 22,500,000 shares of common stock, and (ii) 1,000 shares of Series L Convertible Preferred Stock which is convertible into an additional 4,527,027 shares of common stock subject to shareholder approval. The purchase price was calculated assuming a market value of $.31 per share, the average of the Company's closing market prices for the four days before and after the terms of the Acquisition were agreed to (April 30, 2002). The total purchase price is as follows (in thousands):

Fair value of shares issued (including 4,527,027
  shares of common stock issuable upon conversion
  of the Series L Convertible Preferred Stock)
  based on a market price of $.31 per share                        $ 8,378

Estimated transaction costs:
  Brokerage fees                                     336
  Legal, accounting and other                        150               486
                                                   -----           -------
Total purchase price                                               $ 8,864
                                                                   =======


NOTE 2. ALLOCATION OF PURCHASE PRICE (in thousands)

Cash                                                               $   425
Accounts receivable, net                                             1,050
Receivable from affiliate                                              331
Prepaid expenses and other                                             125
Property and equipment, net                                            156
Goodwill                                          $6,370
                                                  ------
Other intangible assets:
  Customer relationships                           2,259
  Software                                           660
  Non-compete agreement                              255
                                                  ------
    Total                                          3,174
                                                  ------

Total goodwill and other intangible assets                           9,544

Current borrowings                                                    (200)
Accounts payable, accrued expenses
  and other liabilities                                             (1,003)
Deferred revenue                                                    (1,564)
                                                                    ------
Total purchase price                                               $ 8,864
                                                                    ======

NOTE 3.    PRO FORMA ADJUSTMENTS

The following are descriptions of the pro forma purchase accounting entries and other Acquisition related adjustments, identified as (a) through (i), which have been reflected in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations (in thousands):

a)      elimination of Stonehouse's historical deferred tax asset
b)      elimination of Stonehouse's historical goodwill
c) recording goodwill and other intangible assets as part of the purchase price allocation detailed in Note 2
d)      accrual of estimated transaction costs detailed in Note 2
e)      elimination of historical shareholder's equity of Stonehouse
f) recording issuance of common and preferred stock based on an estimated market value of $.31 per share
g reclassification of depreciation expense included in cost of sales and selling, general and administrative expenses to depreciation and amortization
h) reduction in historical rent expense pursuant to a new lease for the Stonehouse office facilities
i) amortization of fair value of intangible assets acquired based on the following estimated useful lives:

               Customer relationships       ten (10) years
               Software                     five (5) years
               Non-compete agreements       four (4) years